Filed Pursuant to Rule 433
Registration No: 333-134553

FX Basket-Linked Note

Preliminary Terms and Conditions

“High Yield Digital Plus Basket”

July 2, 2007

Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold via a single basket a long position in the Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira (TRY), in each case relative to the U.S. Dollar (USD).  If the Basket Return, which is linked to the performance of the long currencies vs. the USD, is greater than zero but less than [0.105—0.115] on the Valuation Date (that is, the Basket Return has increased by up to [10.5%—11.5%]), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount of  [10.5%—11.5%[ multiplied by that principal amount.  If the Basket Return is greater than or equal to [0.105—0.115] on the Valuation Date (that is, the Basket Return has increased by  [10.5%—11.5%] or more), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount equal to the principal amount of the notes multiplied the sum of  [10.5%—11.5%] and the product of 150% (the Leverage) and the amount by which the Basket Return exceeds [0.105—0.115].  If the Basket Return on the Valuation Date is less than zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD [TBD]

Issue Price	100%

Principal Protection	100%

Trade Date	July [20], 2007

Issue Date	July [26], 2007

Valuation Date	September [22], 2008, provided that, upon the occurrence of a Disruption Event, the Valuation Date may be postponed (as described under “Disruption Events” below)

Maturity Date	September [26], 2008

Reference Currencies	Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN), and Turkish Lira (TRY)

Reference Exchange Rate	The spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Settlement Rate	For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

Leverage	[150]%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount

Additional Amount	A single USD payment on the Maturity Date equal to the principal amount of each note multiplied by:

	0.0%	If the Basket Return is less than or equal to 0.0

	[10.5—11.5%]	if the Basket Return is greater than 0.0 but less than [0.105-0.115]; or

	[10.5—11.5%] + Leverage * (Basket Return — [0.105-0.115])	if the Basket Return is greater than or equal to [0.105-0.115]

Basket Return	The sum of the Weighted Currency Returns.

Weighted Currency:	For each Reference Currency
Returns	(	Initial Reference Currency Rate – Settlement Rate	)
	Weighting *	Initial Reference Currency Rate

Weightings and Initial	The Initial Currency Amount for the USD and each Reference Currency is as set forth below:
Reference Currency Rates	Reference Currency	Weighting	Initial Reference Currency Rates
	BRL	16.67%	TBD
	HUF	16.67%	TBD
	IDR	16.67%	TBD
	INR	16.67%	TBD
	MXN	16.67%	TBD
	TRY	16.67%	TBD
The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date.

Settlement Rate Option	For each Reference Currency as set forth below:
and Valuation Business Day	Reference Currency	Screen Reference	Valuation Business Day
	Brazilian Real (BRL)	BRFR	Brazilia, Rio de Janiero or São Paulo; and New York
	Hungarian Forint (HUF)	The EUR/HUF fixing rate on ECB37 divided by the EUR/USD fixing rate on ECB37	TARGET
	Indian Rupee (INR)	RBIB	Mumbai

	Indonesian Rupiah (IDR)	ABSIRFIX01	Singapore

	Mexican Peso (MXN)	USDMXNFIX=	Mexico City

	Turkish Lira (TRY)	The EUR/TRY fixing rate on ECB37 divided by the EUR/USD fixing rate on ECB37	TARGET

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I. The spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

• for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for MXN and TRY only , the conversion of the Reference Currency into

USD through customary legal channels;
	(B)	the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or
(C)

the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	CUSIP: 52517P3R0
ISIN: US52517P3R05

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

Certain United States Federal Income Tax Consequences

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending June 27, 2004 through the week ending July 1, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending June 27, 2004 through the week ending July 1, 2007, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 based upon the Reference Exchange Rates determined on July 1, 2007, based upon Initial Reference Currency Rates determined on that day.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.  For purposes of the notes and the determination of the Additional Amount, the Basket Return will be indexed to 0.0 on the Trade Date.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on the hypothetical values for Leverage [150%], Initial Currency Rates for the Reference Currencies (which will be determined on the Trade Date) and hypothetical values for the Settlement Rates (which will be determined on the Valuation Date), and consequently of the Basket Return.

The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.1316, which is greater than 0.105.  The Additional Amount is therefore 14.49%, and the Redemption Amount is equal to the product of 114.49% times the principal amount of the notes.

Because the Basket Return is 0.1316, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,144.90 per $1,000 note (reflecting an Additional Amount of 14.49% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * (0.105 + 150% * (0.1316 – 0.105)) = $1,144.90. The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.6647	0.0258
HUF	180.39	16.67%	156.37	0.0256
IDR	9008	16.67%	8503	0.0099
INR	40.72	16.67%	37.74	0.0132
MXN	10.7740	16.67%	9.3427	0.0255
TRY	1.2990	16.67%	1.0919	0.0316
		Basket Return =		0.1316
		Leverage =		150%
		Additional Amount =		14.49%
		Redemption Amount =		114.49%

Example 2: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.0845, which is greater than zero but less than 0.105.  The Additional Amount is therefore 10.5%, and the Redemption Amount is equal to the product of 110.5% times the principal amount of the notes.

Because the Basket Return is 0.0845, which is greater than zero but less than 0.105, the Redemption Amount payable at maturity is equal to $1,105.00 per $1,000 note (reflecting an Additional Amount of 10.5% per note).

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.7905	0.0123
HUF	180.39	16.67%	156.37	0.0256
IDR	9008	16.67%	8503	0.0099
INR	40.72	16.67%	38.33	0.0104
MXN	10.7740	16.67%	10.4369	0.0054
TRY	1.2990	16.67%	1.1538	0.0210
		Basket Return =		0.0845
		Additional Amount =		10.5%
		Redemption Amount =		110.5%

Example 3: BRL, HUF, IDR, INR, MXN and TRY each depreciate relative to their Initial Currency Rates, resulting in a Basket Return of –0.0479.  Because the Basket Return is less then zero, the Additional Amount is zero, and the Redemption Amount is equal to the product of 100% times the principal amount of the notes.

Because the Basket Return is –0.0479, which is less than zero, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of 0% per note).

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.9908	–0.0058
HUF	180.39	16.67%	191.62	–0.0098
IDR	9008	16.67%	9122	0.0099
INR	40.72	16.67%	41.70	–0.0039
MXN	10.7740	16.67%	11.1336	–0.0054
TRY	1.2990	16.67%	1.4859	–0.0210
		Basket Return =		–0.0479
		Redemption Amount =		100.0%

Example 4: BRL, HUF, IDR each depreciate relative to their Initial Currency Rates while INR, TRY and MXN each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.0268, which is greater than zero but less than 0.105.  The Additional Amount is therefore 10.5%, and the Redemption Amount is equal to the product of 110.5% times the principal amount of the notes.

Because the Basket Return is 0.0268, which is greater than zero but less than 0.105, the Redemption Amount payable at maturity is equal to $1,105.00 per $1,000 note (reflecting an Additional Amount of 10.5% per note).

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.9518	–0.0025
HUF	180.39	16.67%	199.99	–0.0163
IDR	9008	16.67%	9145	–0.0025
INR	40.72	16.67%	37.86	0.0126
MXN	10.7740	16.67%	9.9080	0.0146
TRY	1.2990	16.67%	1.1538	0.0210
		Basket Return =		0.0268
		Additional Amount =		10.5%
		Redemption Amount =		110.5%

Example 5: MXN, TRY each depreciate relative to their Initial Currency Rates while BRL, HUF, IDR and INR  each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.1180, which is greater than 0.105.  The Additional Amount is therefore 12.47%, and the Redemption Amount is equal to the product of 112.47% times the principal amount of the notes.

Because the Basket Return is 0.1180, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,112.47 per $1,000 note (reflecting an Additional Amount of 12.47% per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * (0.105 + 150% * (0.1180 – 0.105)) = $1,112.47. The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.6787	0.0242
HUF	180.39	16.67%	152.10	0.0310
IDR	9008	16.67%	7867	0.0242
INR	40.72	16.67%	32.37	0.0430
MXN	10.7740	16.67%	10.9270	–0.0023
TRY	1.2990	16.67%	1.3152	–0.0021
		Basket Return =		0.1180
		Leverage =		150%
		Additional Amount =		12.47%
		Redemption Amount =		112.47%

Example 6: BRL, HUF and IDR each appreciate relative to their Initial Currency Rates while INR, MXN and TRY each depreciate relative to their Initial Currency Rates, resulting in a Basket Return of –0.0300 which is less than zero.  The Additional Amount is therefore 0%, and the Redemption Amount is equal to the product of 100% times the principal amount of the notes.

Because the Basket Return is –0.0300, which is less than zero, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of 0% per note), calculated as follows:

The table below illustrates how the Basket Return in the above example was calculated:

	Initial Reference		Hypothetical
Basket	Currency Rate		Settlement Rate	Weighted Currency
Currency	(on Trade Date)	Weighting	(on Valuation Date)	Return
BRL	1.9221	16.67%	1.8974	0.0242
HUF	180.39	16.67%	171.12	0.0310
IDR	9008	16.67%	7867	0.0242
INR	40.72	16.67%	46.54	0.0430
MXN	10.7740	16.67%	13.1071	–0.0023
TRY	1.2990	16.67%	1.4259	–0.0021
		Basket Return =		–0.0300
		Redemption Amount =		100.0%